Exhibit 99.1

Contact Information:

Alan I. Rothenberg

Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1ST CENTURY BANCSHARES COMPLETES STOCK REPURCHASE PROGRAM

LOS ANGELES – December 18, 2009 – 1st Century Bancshares, Inc. (NASDAQ: FCTY) (the “Company”), the holding company of 1st Century Bank, N.A. (the “Bank”), announced the completion of a stock repurchase program that was launched in September 2008.  Prior to commencement of the stock repurchase program, the Company’s Board of Directors authorized the purchase of up to $5 million of the Company’s common stock over a 24 month period.

The Company repurchased 1,163,800 shares of its common stock at an average price of $4.30, which represents approximately a 20% discount from its book value at September 30, 2009.  Even after repurchasing approximately 10% of its outstanding common stock, the Bank remains one of the most well-capitalized banks in Southern California with a risk based capital ratio of 21.33% as of September 30, 2009, more than twice the amount regulators require to be categorized as "well-capitalized.”

“The successful completion of the stock repurchase program not only reflects our belief in the value of the Company, but demonstrates that to our shareholders” said Alan I. Rothenberg, Chairman and CEO of 1st Century Bancshares.  “During this past year of uncertainty, we’ve remained committed to delivering shareholder value through our stock repurchase program and ensuring that our customers are doing business with a bank that’s equally committed to its safety and security, as evidenced by our risk-based capital ratio of 21.33%.”

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is the bank holding company of 1st Century Bank, N.A., a full service commercial bank headquartered in the Century City area of Los Angeles. The Bank’s primary focus is relationship banking to family owned and closely held small and middle market businesses, professional service firms and high net worth individuals, real estate investors, medical professionals, and entrepreneurs. Additional information is available at www.1stcenturybank.com. By including the foregoing Internet address link, the Company does not intend to incorporate by reference into this press release material not otherwise specifically incorporated herein.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements, include, but are not limited to, 1st Century Bancshares’ ability to provide greater flexibility for capital planning and operational expansion, navigate the difficult banking environment, maintain strong loan loss reserves and remain well capitalized and implement operational enhancements.  These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on 1st Century’s operating results, ability to attract deposit and loan customers and the quality of 1st Century’s earning assets; (2) government regulation; and (3) the other risks set forth in 1st Century’s reports filed with the U.S Securities and Exchange Commission.  1st Century does not undertake, and specifically disclaims, any obligation to revise or update any forward-looking statements for any reason